Exhibit 99.1

NeoMedia Appoints Laura Marriott as Acting CEO
Company continues to lead in development of global mobile barcode industry

Atlanta, October 20, 2010 - NeoMedia Technologies, Inc. (OTC BB: NEOM.OB), the global leader in mobile barcode scanning solutions, today announced that Ms. Laura Marriott has been appointed by the Company’s Board of Directors as acting Chief Executive Officer (“CEO”) and Chairperson of the Board of Directors. Ms. Marriott takes over from previous CEO Iain McCready who has stepped down to pursue other interests.

"We appreciate the leadership that Iain brought to NeoMediaTM over the past two and a half years and wish him well in his future endeavors," said George O’Leary, NeoMedia Board member. “Laura is now the right person to lead the company forward at this time of tremendous growth and activity.”

Ms. Marriott moves into the CEO position from her existing role as Board member and acting Chief Marketing Officer. She will work closely with the Board on the overall management of the Company as well as to progress a number of new and ongoing business opportunities.

Following her three year presidency of the Mobile Marketing Association, and a further eighteen years’ experience in the high-tech industry in the areas of business development, product management and marketing, Ms. Marriott has a proven track record of leadership and the ability to create and execute on programs with measurable results. Ms. Marriott has previously held leadership positions at Intrado, Cyneta Networks and Cell-Loc Inc/TimesThree.

"I have been working with NeoMedia in a number of capacities since early 2009 and I see enormous potential in both the Company and the mobile barcode space. With its extensive suite of products, services and IP portfolio, NeoMedia is the only provider able to offer its customers a comprehensive end-to-end mobile code solution. I look forward to working with the NeoMedia team to continue to build upon the successes and create new opportunities for the organization," said Ms. Marriott.

Throughout 2010 NeoMedia has gone from strength to strength, forging partnerships and collaborating with key players within the mobile barcode ecosystem. For example, NeoMedia recently announced a partnership with Samsung Electronics Italy to deliver mobile enterprise services to its customers and the start of an assessment phase with the aim to have NeoReaderTM pre-installed across all Samsung platforms, giving enterprises the choice and flexibility they want and offering consumers a rich and more interactive mobile experience. NeoMedia has also signed international strategic business agreements with mobile marketing and media agencies including Buongiorno!, Renu, Mobiento and MORE Mobile Relations to deliver a richer and more interactive experience to consumers.

For more information on the Company’s portfolio of customers, products, services and intellectual property, please visit www.neom.com.

About NeoMedia:
NeoMedia Technologies, Inc. is the global market leader in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile code solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer pioneering mobile barcode solutions to their customer base.

NeoMedia’s product portfolio includes: mobile barcode management & infrastructure solutions, barcode reader solutions, mobile coupon & affiliate marketing, mobile ticketing & POS integration and IP licensing. Learn more at www.neom.com.

For more information please contact:
Jen Hibberd or Camellia Zarbhanelian
+44 207 751 4444
press@neom.com